Exhibit (i)(18)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

March 23, 2012

ING Series Fund, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	ING Series Fund, Inc.

Post-Effective Amendment No. 153 to Registration Statement on Form N-1A,

File Nos. 033-41694, 811-06352 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of Class O and Class R shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in ING Corporate Leaders 100 Fund (the “Fund”). The Fund is a series of the Company as more fully described in the prospectuses and statement of additional information for the Fund contained in Post-Effective Amendment No. 153 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Company. In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 for each of Class O and Class R shares of the Fund. We also have assumed that the Shares of the Fund will be issued in accordance with the prospectuses and statement of additional information for the Fund contained in the Registration Statement, as amended or supplemented from time-to-time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

ING Series Fund, Inc.

March 23, 2012

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP